Exhibit 10.33

HURON CONSULTING GROUP INC.

2012 OMNIBUS INCENTIVE PLAN

STOCK OPTION AGREEMENT

This STOCK OPTION AGREEMENT (the “Stock Option Agreement”), is made and entered into as of                     , 20    (the “Date of Grant”), by and between Huron Consulting Group Inc., a Delaware corporation (“Huron”), and you (the “Optionee”).

WHEREAS, the Compensation Committee of the Board of Directors of Huron (the “Committee”) has approved the grant to the Optionee of an Option pursuant to the Huron Consulting Group Inc. 2012 Omnibus Incentive Plan (the “Plan”) as set forth below;

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

1. Definitions. Capitalized terms which are not defined herein shall have the meaning set forth in the Plan. In addition, for purposes of this Stock Option Agreement, (a) the term “Qualifying Termination” shall have the meaning set forth in an employment agreement, senior management agreement or other written agreement describing the Optionee’s terms of employment with Huron or an Affiliate (the “Alternative Agreement”); (b) the Optionee’s “Termination Date” is the date on which his or her employment with Huron and its Affiliates (collectively, the “Company”) terminates for any reason; and (c) “Good Reason” shall have the meaning set forth in the Alternative Agreement and the Optionee’s Termination Date shall be considered to be on account of Good Reason if it would be on account of Good Reason as set forth in the Alternative Agreement.

2. Number of Shares and Exercise Price. Huron hereby grants to the Optionee an option (the “Option”), subject to all of the terms and conditions of this Stock Option Agreement, to purchase                      shares of Common Stock at a price (the “Exercise Price”) of $                per share. The Option is intended to be a Nonqualified Stock Option.

3. Expiration Date. The Option shall expire on the earliest to occur of:

(a)	the ten-year anniversary of the Date of Grant;

(b)	if the Optionee’s Termination Date occurs by reason of termination by the Company for Cause, the day preceding the Termination Date; and

(c)	if the Optionee’s Termination Date occurs for any reason other than that specified in paragraph (b) above, the 90-day anniversary of the Termination Date.

The applicable date determined under the foregoing paragraphs shall be the “Expiration Date” for the Option. Notwithstanding the foregoing provisions of this Section 3 or Section 4, no portion of the Option shall be exercisable after the Optionee’s Termination Date except to the extent that it is exercisable as of the date immediately prior to the Optionee’s Termination Date.

4. Vesting. The Option shall become vested in accordance with the following:

(a)	Except as otherwise provided in this Stock Option Agreement, the Option shall be vested on the following dates (each a “Vesting Date”) with respect to the aggregate percentage of the total shares of Common Stock subject thereto as follows, provided that the Optionee’s Termination Date has not occurred prior to the applicable Vesting Date:

Vesting Date	Cumulative Percentage Vested
, 20	25%
, 20	50%
, 20	75%
, 20	100%

(b)	If the Optionee’s Termination Date occurs for any reason prior to the Vesting Date, the Optionee shall have no rights under or with respect to the unvested portion of the Option and the Optionee shall forfeit all rights under and with respect to such unvested portion of the Option immediately upon the Termination Date; provided, however, that:

(i) if the Optionee’s Termination Date occurs prior to a Vesting Date by reason of the Optionee’s death or by reason of the Optionee’s being Disabled, the Option, to the extent then outstanding, shall become fully vested and exercisable in its entirety as of the Optionee’s Termination Date;

(ii) if the Optionee’s Termination Date occurs prior to a Vesting Date other than as described in clause (iii) and by reason of (A) termination by the Company for reasons other than for Cause or (B) termination by the Optionee for Good Reason, a pro rata portion of the outstanding Option (determined based on the period elapsed between the Date of Grant and the Termination Date) shall be vested and exercisable on the Optionee’s Termination Date and, as of the Termination Date, the Optionee shall forfeit and shall have no further rights to any other portion of the Option; and

(iii) if the Optionee’s Termination Date occurs prior to a Vesting Date by reason of a Qualifying Termination or within twelve (12) months following a Change of Control by reason of (A) termination by the Company for reasons other than for Cause, or (B) termination by the

Optionee for Good Reason, any unvested portion of the Option, to the extent then outstanding, shall be fully vested and exercisable in its entirety as of the Optionee’s Termination Date.

5. Exercise of the Option. Subject to all applicable laws, rules, regulations and the terms of the Plan and this Stock Option Agreement, the Optionee may exercise the Option only after the time and to the extent the Option has become vested and exercisable and prior to or on the Expiration Date of the Option. To the extent exercisable, the Option may be exercised in accordance with procedures established by the Committee; provided, however, that, at the time of exercise the Optionee must specify the portion of the Option to be exercised and the exercise must be accompanied by the payment required for such exercise. Any notices and deliveries pursuant to the foregoing provisions of this Section 5 may be made by electronic means as determined by Huron. The Exercise Price for any shares of Common Stock purchased pursuant to the exercise of the Option shall be paid in full upon such exercise by one or a combination of the following means (except that in the case of broker-assisted cashless exercise, payment may be made as soon as practicable after exercise): (a) in cash or by personal check, certified check, bank cashier’s check or wire transfer; (b) by tendering, by actual delivery or attestation, shares of Common Stock owned by the Optionee for at least six months prior to the date of exercise and valued at their Fair Market Value on the effective date of such exercise; or (c) by any such other methods as the Committee may from time to time authorize. Any exercise of the Option shall be subject to the Company’s policies with respect to blackout periods and insider trading.

6. Restrictions on Transfer. The Option shall not be assignable or transferable otherwise than by will or by the laws of descent and distribution and the Option may be exercised, during the lifetime of the Optionee, only by the Optionee or the Optionee’s legal representative.

7. Adjustment of Award. The number and type of shares awarded pursuant to the Option, and the Exercise Price thereof, shall be adjusted by the Committee in accordance with the Plan to reflect certain corporate transactions which affect the number, type or value of Common Stock.

8. Undertakings by Optionee. The Optionee hereby agrees to take whatever additional actions and execute whatever additional documents the Committee may, in its discretion, deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Optionee pursuant to the express provisions of this Stock Option Agreement and the Plan.

9. Rights as a Stockholder. The Optionee shall not be a stockholder of Huron unless and until the Option is exercised and the shares of Common Stock are registered in the name of the Optionee in accordance with this Stock Option Agreement.

10. Notices. Any notice required or permitted under this Stock Option Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to Huron at its principal offices, to the Optionee at the Optionee’s address as last known by Huron or, in either case, such other address as one party may designate in writing to the other.

11. Taxes. The award hereunder and any payments or distributions pursuant to the award are subject to withholding of all applicable taxes. The Optionee understands that he or she (and not Huron or any of its Affiliates) shall be responsible for any tax obligations that may arise as a result of the transactions contemplated by this Stock Option Agreement and shall pay to Huron the amount determined by Huron to be such tax obligation at the time such tax obligation arises. If the Optionee fails to make such payment, the number of shares necessary to satisfy the tax obligations shall be withheld and shall be used to satisfy the Optionee’s withholding obligations. Without limiting the generality of the foregoing, Huron has the right, but is not obligated, to withhold any shares of Common Stock to satisfy any applicable withholding taxes required by law, to the extent that Huron determines it is required to do so by law.

12. Failure to Enforce Not a Waiver. The failure of Huron to enforce at any time any provision of this Stock Option Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

13. Governing Law. This Stock Option Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

14. Amendment and Termination. The Board of Directors may at any time amend or terminate the Plan, provided that, in the absence of written consent to the change by the Optionee, no such amendment or termination may reduce the rights of the Optionee hereunder. Certain adjustments and amendments shall not be subject to the foregoing limitations as described in the Plan.

15. Administration. The authority to administer and interpret this Stock Option Agreement shall be vested in the Committee, and the Committee shall have all the powers with respect to the award hereunder and this Stock Option Agreement as it has with respect to the Plan. Any interpretation of this Stock Option Agreement by the Committee and any decision made by it with respect to this Stock Option Agreement shall be final and binding on all persons.

16. Survival of Terms. This Stock Option Agreement shall apply to and bind the Optionee and Huron and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

17. Agreement Not Contract for Services. None of the grant of the Option, this Stock Option Agreement or any other action taken pursuant to this Stock Option Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that the Optionee has a right to continue to provide services as an officer, director, employee or consultant of the Company for any period of time or at any specific rate of compensation or to any right or claim to any benefit under the Plan or this Stock Option Agreement, unless and until such right or claim has specifically accrued under the terms of the Plan or this Stock Option Agreement.

18. Severability. If a provision of this Stock Option Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

19. Incorporation of Plan; Acknowledgement. The Plan is hereby incorporated herein by reference and made a part hereof, and the Option and this Stock Option Agreement are subject to all terms and conditions of the Plan. In the event of any inconsistency between the Plan terms and conditions and this Stock Option Agreement, the provisions of the Plan shall govern. By signing a copy of this Stock Option Agreement, the Optionee acknowledges having received and read a copy of the Plan.

The parties hereto have executed and delivered this Stock Option Agreement as of the day and year first above written.

Huron Consulting Group Inc.